Exhibit 107
CALCULATION OF FILING FEE TABLE
S-8
(Form Type)

HOLLEY INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	Other	5,000,000	$3.115	$15,575,000.00	0.0001381	$2,150.91
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$15,575,000.00		$2,150.91
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$2,150.91

(1)
Registrant is registering 5,000,000 shares under the Holley Inc. 2021 Omnibus Incentive Plan, as amended by the First Amendment (the “Plan”), pursuant to this Registration Statement on Form S-8 (this “Registration Statement”).

(2)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also include such additional indeterminate number of shares of common stock as may become issuable under the Plan as a result of stock splits, stock dividends, recapitalizations or similar transactions.

(3)
Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act on the basis the average of the high and low prices of the common stock of Registrant reported on the New York Stock Exchange on May 1, 2026, a date that is within five business days prior to filing.